Exhibit 10.38

Pursuant to 17 CFR 240.24b-2, confidential information has been omitted in places marked “[***]” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Application filed with the Commission.

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made by and between ZAIS Group, LLC (“EMPLOYER” or “ZAIS”) and Gregory Barrett (“EMPLOYEE”) as of November 20, 2017.

RECITALS

A.        For purposes of this Agreement, “EMPLOYER” means ZAIS Group, LLC and includes each of its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns.

B.       As a result of EMPLOYEE’s separation from employment as set forth herein, and to fully and finally resolve all issues concerning EMPLOYEE's employment relationship with EMPLOYER, EMPLOYER and EMPLOYEE have decided to enter into this Agreement.

C.       For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

OPERATIVE PROVISIONS

1.        Separation of Employment. EMPLOYER and EMPLOYEE agree that, except as otherwise provided herein, EMPLOYEE’s employment relationship with EMPLOYER will terminate on December 31, 2017 (the “Separation Date”) and EMPLOYEE hereby resigns effective upon the Separation Date. In addition, EMPLOYEE hereby resigns, effective immediately, from any and all positions EMPLOYEE holds as an officer and/or director of ZAIS Group Holdings, Inc., ZAIS and any other affiliates of ZAIS, whether or not EMPLOYEE is named as such. Effective immediately, EMPLOYEE will no longer report to EMPLOYER’s office in Red Bank, New Jersey, but will be available through and until the Separation Date, upon the reasonable request of any of the EMPLOYER’S Chief Investment Officer, Chief Executive Officer (“CEO”) or EMPLOYEE’S successor as head of the Client Relations group and, to assist EMPLOYER as reasonably required during normal business hours. EMPLOYEE will no longer conduct any business on behalf of the Company unless specifically requested to do so in writing by any of the persons specified in the immediately preceding sentence. EMPLOYEE will keep the CEO currently apprised of any business developments directly affecting EMPLOYER of which he is made aware, including any contacts made to him by current investors of EMPLOYER or prospective investors or intermediaries with whom he has interacted while employed by EMPLOYER.

2.        Consideration.

a.        EMPLOYEE will continue to receive his regular base salary at the rate of $300,000 per annum along with current EMPLOYER-sponsored insurance benefits through the Separation Date, paid in accordance with EMPLOYER’S normal scheduled pay dates, and net of all required withholdings.

b.        Although EMPLOYEE is not otherwise entitled to severance pay arising out of his separation, as consideration for the execution and delivery by EMPLOYEE of this Agreement, EMPLOYER shall pay to EMPLOYEE, as severance, $500,000 on the Separation Date, contingent upon, on or following the date of this Agreement (i) EMPLOYEE’s compliance with all of the terms and conditions of this Agreement and the Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement, dated February 1, 2016, between EMPLOYER and EMPLOYEE (the “Non-Compete Agreement”), (ii) EMPLOYEE’S compliance with EMPLOYER’S Compliance Policies and Procedures; (iii) EMPLOYEE’S not committing any act or omission which would result in EMPLOYER’S ability to terminate EMPLOYEE “for cause” as described in EMPLOYER’S handbook for employees, (iv) EMPLOYER becoming aware of any act or omission by EMPLOYEE prior to the date of this Agreement, but not known to EMPLOYER at the time of this Agreement, that would result in EMPLOYER’s ability to terminate EMPLOYEE “for cause” as described in EMPLOYER’S handbook for employees and (v) this Agreement becoming effective. The severance payment shall be subject to all applicable state and federal taxes and withholding.

c.        After the Separation Date, EMPLOYEE will be entitled to continue COBRA coverage at his own cost and will be responsible for the execution of the COBRA continuation of coverage forms with which he will be provided.

d.        EMPLOYER shall promptly reimburse EMPLOYEE any business expenses incurred by EMPLOYEE through the date of this Agreement which remain unreimbursed, subject to documentation in accordance with EMPLOYER policy.

e.        All other benefits, except those in which EMPLOYEE has vested rights under the terms of an employee benefit plan, terminate on EMPLOYEE’S Separation Date.

3.        Sufficiency of Consideration; No Admission of Liability. The parties agree that the consideration paid to EMPLOYEE as set forth herein is good and sufficient consideration for this Agreement and the general release set forth below. EMPLOYEE acknowledges that neither this Agreement, nor payment of any consideration pursuant to this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by EMPLOYER or EMPLOYEE. EMPLOYER specifically disclaims any liability to EMPLOYEE and EMPLOYEE specifically admits that EMPLOYER is not liable to EMPLOYEE on any basis except for payments, benefits and entitlements as and to the extent set forth in this Agreement.

4.        Receipt of All Compensation. EMPLOYEE acknowledges and agrees that he has received all pay, compensation, and any other monies owed from EMPLOYER through the date of this Agreement and that together with the additional payments set forth in Section 2 of this Agreement constitute the full and only payments owed through the Separation Date, and that EMPLOYEE is not entitled to any further compensation, pay, distributions, or monies including without limitation any incentive compensation with respect to the year 2017 or any prior or subsequent year. Notwithstanding the foregoing, EMPLOYEE remains entitled to the payments and rights under Section 12 of this Agreement. EMPLOYER further hereby acknowledges that nothing contained herein shall affect the rights of EMPLOYEE’s previously vested ZAIS Group Holdings, Inc. Common Stock.

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5.        General Release, Waiver of Claims and Covenant Not to Sue. EMPLOYEE, in consideration of the promises, covenants, and payments to be made by EMPLOYER in this Agreement, hereby knowingly and voluntarily compromises, settles, and releases EMPLOYER from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort (including fraud), contract, statutory or other theories of recovery for anything that has occurred up to and including the Effective Date of this Agreement. Such claims include any known and unknown claims EMPLOYEE may have or has against EMPLOYER, or which may later accrue to or be acquired by EMPLOYEE before and through the Effective Date of this Agreement against EMPLOYER and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns, whether directly or indirectly related to the employment relationship between the parties or not.

In addition, EMPLOYEE specifically agrees to release and waive any and all claims arising under federal, state and local laws prohibiting any form of employment discrimination, harassment or retaliation, claims arising under the common law, and any other claims arising in any way from EMPLOYEE’s employment with EMPLOYER and the separation from employment, and any other conduct by EMPLOYER to the fullest extent permitted by law. EMPLOYEE’s express waiver and release of all claims or rights includes, but is not limited to, those arising under Title VII of The Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; Section 1981 of the Civil Rights Act of 1866, as amended; The Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (ADEA); the Fair Labor Standards Act, 29 U.S.C. §201 et seq. (FLSA); the Lilly Ledbetter Fair Pay Act; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq. (FMLA); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (ADA); the Rehabilitation Act, 29 U.S.C. §701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq. (ERISA); the National Labor Relations Act, 29 U.S.C. §151 et seq. (NLRA); the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (NJLAD); the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et seq. (CEPA); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq. (NJFLA); the New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1 et seq.; the New Jersey Wage and Hour Laws, N.J.S.A. 34:11-56a et seq.; and any and all claims for compensatory and punitive damages and attorneys' fees, costs or other expenses, including the applicable laws of New York.

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EMPLOYEE represents that EMPLOYEE has not filed any lawsuits, claims or arbitrations against EMPLOYER or any of EMPLOYER’S parents or subsidiaries or any of their respective officers, directors, direct or indirect controlling shareholders or employees , or filed or caused to be filed any charges, complaints or accusations against EMPLOYER or any of EMPLOYER’S parents or subsidiaries or any of their respective officers, directors, direct or indirect controlling shareholders or employees in any municipal, state or federal jurisdiction or with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization. To the extent not inconsistent with Equal Employment Opportunity Commission (“EEOC”) Enforcement Guidance or Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, EMPLOYEE shall not sue in any jurisdiction or file a complaint, grievance or demand for arbitration against EMPLOYER or any of EMPLOYER’S parents or subsidiaries or any of their respective officers, directors, direct or indirect controlling shareholders or employees in any claim, arbitration, suit, action, investigation, or other proceeding that relates to any matter that involved EMPLOYER, and that occurred up to and including the Effective Date of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. Notwithstanding the foregoing provisions, nothing in this Agreement shall prevent EMPLOYEE from commencing an action or proceeding to enforce this Agreement or exercising his rights to challenge the validity of his waiver of ADEA claims set forth in this paragraph 5 of this AGREEMENT. To the extent the EMPLOYEE is permitted to and does participate in any investigation or action by the EEOC, EMPLOYEE acknowledges and agrees that any claims by EMPLOYEE for personal relief in connection with any such investigation or action (such as reinstatement or money damages) hereby are barred. This release, waiver and covenant does not apply to: (i) any right or claim to payment or benefit provided for and set forth in this Agreement; or (ii) the enforcement of any provision of this Agreement.

EMPLOYER acknowledges and agrees that as of the date this Agreement EMPLOYER does not have any current intention to pursue any litigation against EMPLOYEE.

6.        Acknowledgements; Period for Review; Timing of Execution; Effective Date. EMPLOYEE acknowledges that EMPLOYER has advised him, and that he is aware, of the following:

a.        EMPLOYEE is and has been advised to consult with an attorney of his choosing prior to signing this Agreement and he has consulted with and been advised by Colleen Westbrook;

b.        EMPLOYEE has 21 days to deliver a signed copy of this Agreement to Ann O’Dowd, Chief Administrative Officer, ZAIS Group, LLC, The Galleria Building 3, 2 Bridge Avenue, Ste. 322, Red Bank, New Jersey 07701, failing which this Agreement will be null and void ab initio.

c.        Following his execution of this Agreement, EMPLOYEE has seven days to revoke the agreement, and the agreement shall not become effective or enforceable until the revocation period has expired. In the event that EMPLOYEE does revoke the Agreement, notice of such revocation must be received by Ms. O’Dowd no later than the end of the seventh day after execution. If EMPLOYEE revokes the Agreement, it and the promises contained within shall be null, void and of no consequence or effect.

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d.        This Agreement will become effective (the “Effective Date”) on the eighth day after execution by the EMPLOYEE if he does not revoke it as provided for in subsection (c) above.

7.        Waiver. EMPLOYER hereby agrees to waive Section 2(a)(i) of the Non-Compete Agreement, effective on the day after the Separation Date. EMPLOYEE agrees that in addition to the non-solicitation provisions contained in Section 2(a)(ii) of the Non-Compete Agreement, EMPLOYEE shall not solicit any prospective client or investor of ZAIS Group, LLC (as set forth on Exhibit A hereto) for any credit related fund, product or managed account during the Covenant Period (as defined in the Non-Compete Agreement) applicable to Section 2(a)(ii) of the Non-Compete Agreement. Other than as set forth in this Section 7, all of the other terms of the Non-Compete Agreement remain in full force and effect and will be adhered to by the EMPLOYEE.

8.        Return of Company Property. On or before the Effective Date, EMPLOYEE shall deliver to EMPLOYER all of EMPLOYER’s property in EMPLOYEE’s possession or under EMPLOYEE’s control. This paragraph does not prohibit EMPLOYEE from retaining for his own records copies of personnel, compensation, performance and other employment documents relating solely to himself.

9.        Reference Requests. Should any prospective employers of EMPLOYEE contact EMPLOYER, EMPLOYER will provide only EMPLOYEE’s dates of employment, position, and salary. EMPLOYER will provide no other information regarding EMPLOYEE’S employment with or separation from EMPLOYER. EMPLOYEE understands and acknowledges that all reference requests must be directed to EMPLOYER’s Chief Administrative Officer.

10        Taxes. To the extent any taxes may be due on the payments or benefits provided in this Agreement, beyond regular payroll deductions for federal and state withholding and employment taxes as withheld by EMPLOYER, EMPLOYEE shall pay them himself, and shall indemnify and hold EMPLOYER harmless from any tax claims, liability, interest or penalty resulting from such payments, including but not limited to those which may arise under Internal Revenue Code Section 409A, and the Patient Protection and Affordable Care Act of 2010, incurred by EMPLOYEE which in any way arises out of or is related to said payments or benefits. EMPLOYEE further agrees to provide EMPLOYER any and all information pertaining to EMPLOYEE upon request as reasonably necessary for EMPLOYER and other entities released herein to comply with applicable tax laws. EMPLOYER has not made any representations regarding the federal or state tax consequences of the payments or benefits provided in this Agreement, and EMPLOYER has not provided the EMPLOYEE with any tax advice regarding the payments provided in this Agreement, including without limitation advice on the treatment of the payments under Section 409A of the Internal Revenue Code.

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11.        Effect of a Breach. EMPLOYEE hereby agrees that in the event of any breach by EMPLOYEE of any obligation under this Agreement or the Non-Compete Agreement (as that Non-Compete Agreement is revised by this Agreement) EMPLOYEE will: (i) forfeit the payments set forth in Section 2 of this Agreement; (ii) forfeit any and all benefits he may be entitled to under this Agreement (iii) be subject to the payment of damages and/or such equitable relief as may be awarded by a court, and (iv) pay EMPLOYER’S reasonable costs and attorneys’ fees incurred in any action brought by EMPLOYER against EMPLOYEE with respect to such breach if EMPLOYER is the prevailing party in such action. EMPLOYEE’S breach of any obligation under this Agreement shall excuse EMPLOYER from any further performance under this Agreement. However, any breach does not absolve EMPLOYEE of any or all of his obligations under this Agreement or the Non-Compete Agreement.

12.        Indemnification. EMPLOYEE shall remain entitled to indemnification to the extent set forth in Section 21 of the AMENDED AND RESTATED LIMITED LIABILITY AGREEMENT of ZAIS Group, LLC and coverage under any applicable directors’ and officers’ liability insurance policies.

13.        No Reliance upon Representations. EMPLOYEE hereby represents and acknowledges that in executing this Agreement, EMPLOYEE does not rely and has not relied upon any representation or statement made by EMPLOYER, either oral or written, with regard to the subject matter, or basis or effect of this Agreement, other than as set forth in this Agreement.

14.        Entire Agreement. Except for the Non-Compete Agreement (as revised herein), which EMPLOYEE hereby acknowledges remains in full force and effect, this Agreement contains the entire agreement between the parties and shall not be modified except in writing signed by the parties to be bound.

15.        Severability. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

16.        Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New Jersey without regard to its conflict of law rules. EMPLOYER and EMPLOYEE hereby agree that any dispute concerning this Agreement shall be subject to the exclusive jurisdiction of the state courts and federal courts located in New Jersey.

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EMPLOYEE ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH AN ATTORNEY AND AGREES THAT HE FULLY UNDERSTANDS THIS AGREEMENT, INCLUDING THAT IT WAIVES ANY CLAIMS HE MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, ACCEPTS IT, AGREES TO IT, AND AGREES THAT IT IS FULLY BINDING UPON HIM FOR ALL PURPOSES.

Sworn and subscribed before me this	EMPLOYEE
20 day of November, 2017

/s/ Cheryl M. Miller	/s/ Gregory Barrett
NOTARY PUBLIC	Gregory Barrett

ZAIS GROUP, LLC

/s/ Michael Szymanski
Michael Szymanski, President

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Exhibit A

(includes affiliates of the below listed entities)

[***]

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